Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in the following registration statements of our reports dated February 20, 2013, relating to the financial statements and financial statement schedules of The Allstate Corporation and the effectiveness of The Allstate Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the registration statements.

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.

333-34583	33-93762
333-181059	333-04919
333-16129
333-40283
333-60916
333-120344
333-134242
333-134243
333-144691
333-144692
333-158581
333-159343
333-175526
333-175528

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 20, 2013